EXHIBIT 11







                           MBIA INC. AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE ASSUMING DILUTION
                     (In thousands except per share amounts)





                                                        THREE MONTHS ENDED
                                                              MARCH 31
                                                  ------------------------------
                                                     2000              1999
                                                  ------------      ------------

Net income                                           $132,320            $9,420
                                                  ============      ============
Diluted weighted average shares:
     Basic weighted average shares outstanding         99,100            99,547
     Effect of stock options                              454               776
     Unallocated ESOP shares                              122               142
                                                  ------------      ------------
Diluted weighted average shares:                       99,676           100,465
                                                  ============      ============

Basic EPS                                              $ 1.34            $ 0.09
                                                  ============      ============

Diluted EPS                                            $ 1.33            $ 0.09
                                                  ============      ============